Exhibit 23.2

Consent of Independent Petroleum Engineers and Geologists

We consent to the incorporation by reference in the Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of the reference to our firm under the caption “Experts” and to the incorporation by reference of the following reports included in the Registration Statement on Form S-3, as amended (No. 333-211568) and related prospectus of Jones Energy, Inc.:

(1)                                 Our reserve report dated December 31, 2015;

(2)                                 Our reserve report dated December 31, 2014; and

(3)                                 Our reserve report dated December 31, 2013.

/s/ W. Todd Brooker
W. Todd Brooker, P.E.
Senior Vice-President
Cawley Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693
Austin, Texas
August 18, 2016